UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                (RULE 13d - 102)

             Information to be included in statements filed pursuant
           to Rules 13d-1(b), (c) and (d) and amendments thereto filed pursuant to 13d-2(b)

                                (AMENDMENT NO.1)*

                           Constar International Inc.
                                (Name of Issuer)

                          Common Stock, par value $.01
                         (Title of Class of Securities)

                                    21036U107
                                 (CUSIP Number)

                                December 31, 2006
             (Date of Event which Requires Filing of this Statement)

                          Check the appropriate box to
                         designate the rule pursuant to
                          which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [x] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)


                             *The remainder of this
                               cover page shall be
                                filled out for a
                               reporting person's
                                initial filing on
                                 this form with
                                 respect to the
                                subject class of
                  securities, and for any subsequent amendment
                    containing information which would alter
                   disclosures provided in a prior cover page.

    The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange
 Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to
            all other provisions of the Act (however, see the Notes).

                       (Continued on the Following Pages)

1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               TCM Spectrum Fund LP

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a) [x]
        (b) [ ]

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.      SOLE VOTING POWER

             0

6.      SHARED VOTING POWER

             91,525

7.      SOLE DISPOSITIVE POWER

             0

8.      SHARED DISPOSITIVE POWER

             91,525

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             91,525

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*       [ ]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.7%

12.     TYPE OF REPORTING PERSON*

             PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             TCM Spectrum Fund (QP) LP

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a) [ ]
        (b) [ ]

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.      SOLE VOTING POWER

             0

6.      SHARED VOTING POWER

             0

7.      SOLE DISPOSITIVE POWER

             0

8.      SHARED DISPOSITIVE POWER

             0

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             0

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*       [ ]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.0%

12.     TYPE OF REPORTING PERSON*

             PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               TCM Crossways Fund LP

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a) [x]
        (b) [ ]

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.      SOLE VOTING POWER

             0

6.      SHARED VOTING POWER

             17,000

7.      SOLE DISPOSITIVE POWER

             0

8.      SHARED DISPOSITIVE POWER

             17,000

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             17,000

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*       [ ]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.1%

12.     TYPE OF REPORTING PERSON*

             PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               TCM Spectrum Fund (Offshore) Ltd.

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a) [x]
        (b) [ ]

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.      SOLE VOTING POWER

             0

6.      SHARED VOTING POWER

             566,274

7.      SOLE DISPOSITIVE POWER

             0

8.      SHARED DISPOSITIVE POWER

             566,274

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             566,274

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*       [ ]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             4.5%

12.     TYPE OF REPORTING PERSON*

             CO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               TCM Spectrum Fund (Offshore) II Ltd.

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a) [ ]
        (b) [ ]

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.      SOLE VOTING POWER

             0

6.      SHARED VOTING POWER

             0

7.      SOLE DISPOSITIVE POWER

             0

8.      SHARED DISPOSITIVE POWER

             0

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             0

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*       [ ]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.0%

12.     TYPE OF REPORTING PERSON*

             CO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               TCM Select Opportunities Master Fund Ltd.

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a) [x]
        (b) [ ]

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.      SOLE VOTING POWER

             0

6.      SHARED VOTING POWER

             200,727

7.      SOLE DISPOSITIVE POWER

             0

8.      SHARED DISPOSITIVE POWER

             200,727

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             200,727

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*       [ ]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             1.6%

12.     TYPE OF REPORTING PERSON*

             CO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               TCM Select Opportunities Fund (Offshore) Ltd.

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a) [x]
        (b) [ ]

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.      SOLE VOTING POWER

             0

6.      SHARED VOTING POWER

             200,727

7.      SOLE DISPOSITIVE POWER

             0

8.      SHARED DISPOSITIVE POWER

             200,727

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             200,727

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*       [ ]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             1.6%

12.     TYPE OF REPORTING PERSON*

             CO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               The Coast Fund L.P.

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a) [ ]
        (b) [ ]

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.      SOLE VOTING POWER

             0

6.      SHARED VOTING POWER

             0

7.      SOLE DISPOSITIVE POWER

             0

8.      SHARED DISPOSITIVE POWER

             0

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             0

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*       [ ]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.0%

12.     TYPE OF REPORTING PERSON*

             PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Partners Group Alternative Strategies PCC Limited

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a) [x]
        (b) [ ]

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             Channel Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.      SOLE VOTING POWER

             0

6.      SHARED VOTING POWER

             274,869

7.      SOLE DISPOSITIVE POWER

             0

8.      SHARED DISPOSITIVE POWER

             274,869

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             274,869

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*       [ ]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             2.2%

12.     TYPE OF REPORTING PERSON*

             CO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             Troob Capital Management LLC

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a) [x]
        (b) [ ]

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.      SOLE VOTING POWER

             0

6.      SHARED VOTING POWER

             108,525

7.      SOLE DISPOSITIVE POWER

             0

8.      SHARED DISPOSITIVE POWER

             108,525

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             108,525

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*       [ ]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.9%

12.     TYPE OF REPORTING PERSON*

             OO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             Troob Capital Management (Offshore) LLC

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a) [x]
        (b) [ ]

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.      SOLE VOTING POWER

             0

6.      SHARED VOTING POWER

             767,001

7.      SOLE DISPOSITIVE POWER

             0

8.      SHARED DISPOSITIVE POWER

             767,001

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             767,001

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*       [ ]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          6.1%

12.     TYPE OF REPORTING PERSON*

             OO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

              Troob Capital Advisors LLC

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a) [x]
        (b) [ ]

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.      SOLE VOTING POWER

             0

6.      SHARED VOTING POWER

             274,869

7.      SOLE DISPOSITIVE POWER

             0

8.      SHARED DISPOSITIVE POWER

             274,869

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             274,869

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*       [ ]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          2.2%

12.     TYPE OF REPORTING PERSON*

             OO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               Douglas M. Troob

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a) [x]
        (b) [ ]

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.      SOLE VOTING POWER

             0

6.      SHARED VOTING POWER

             1,150,395

7.      SOLE DISPOSITIVE POWER

             0

8.      SHARED DISPOSITIVE POWER

             1,150,395

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,150,395

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*       [ ]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             9.1%

12.     TYPE OF REPORTING PERSON*

             IN, HC

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               Peter J. Troob

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a) [x]
        (b) [ ]

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.      SOLE VOTING POWER

             0

6.      SHARED VOTING POWER

             1,150,395

7.      SOLE DISPOSITIVE POWER

             0

8.      SHARED DISPOSITIVE POWER

             1,150,395

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,150,395

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*       [ ]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             9.1%

12.     TYPE OF REPORTING PERSON*

             IN, HC

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

This Amendment No. 1 is filed with respect to the shares of Common Stock, par value $0.01 (the "Common Stock") of Constar International Inc. (the "Issuer") beneficially owned by the Reporting Persons (as defined below) as of December 31, 2006, and amends and supplements the Schedule 13G filed on April 24, 2006 (collectively, the "Schedule 13G"). Except as set forth herein, the Schedule 13G is unmodified.

The names of the persons filing this statement on Schedule 13G are:

o       TCM Spectrum Fund LP ("Domestic Fund"), o TCM Spectrum Fund (QP) LP
        ("QP Fund"),
o       TCM Crossways Fund LP ("Crossways Fund"),
o       TCM Spectrum Fund (Offshore) Ltd. ("Spectrum Offshore Fund"),
o       TCM Spectrum Fund (Offshore) II Ltd. ("Spectrum Offshore Fund II"),
o       TCM Select Opportunities Fund (Offshore) Ltd. ("Select Offshore Fund"),
o       TCM Select Opportunities Master Fund Ltd. ("Select Master Fund"),
o       The Coast Fund L.P. ("Coast"),
o       Partners Group Alternative Strategies PCC Limited ("Partners Group"),
o       Troob Capital Management LLC ("Management LLC"),
o       Troob Capital Management (Offshore) LLC ("Offshore Management LLC"),
o       Troob Capital Advisors LLC ("Advisors LLC"),
o       Douglas M. Troob and
o       Peter J. Troob.

     The Domestic Fund, QP Fund, Crossways Fund, Spectrum Offshore Fund, Spectrum Offshore Fund II, Select Offshore Fund, Select Master Fund, Coast, Partners Group, Management LLC, Offshore Management LLC, Advisors LLC, Douglas Troob and Peter Troob shall be collectively referred to herein as the "Reporting Persons."

         ITEM 2(a).      NAME OF PERSON FILING:

      The names of the persons filing this statement on Schedule 13G are:

o        TCM Spectrum Fund LP,
o        TCM Crossways Fund LP,
o        TCM Spectrum Fund (Offshore) Ltd.,
o        TCM Select Opportunities Fund (Offshore) Ltd.,
o        TCM Select Opportunities Master Fund Ltd.,
o        Partners Group Alternative Strategies PCC Limited,
o        Troob Capital Management LLC,
o        Troob Capital Management (Offshore) LLC,
o        Troob Capital Advisors LLC,
o        Douglas M. Troob and
o        Peter J. Troob.

     Management LLC is the managing general partner of each of Domestic Fund and Crossways Fund. Offshore Management LLC is the investment manager of each of the Spectrum Offshore Fund, Select Offshore Fund and the Select Master Fund. Advisors LLC is the manager of the Issuer's shares of Common Stock owned by Partners Group. Douglas Troob and Peter Troob are the managing members of each of Management LLC, Offshore Management LLC and Advisors LLC.

ITEM 2(b).      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

     The principal business address for each of the Domestic Fund, Crossways Fund, Management LLC, Offshore Management LLC, Advisors LLC, Douglas Troob and Peter Troob is 777 Westchester Avenue, Suite 203, White Plains, New York 10604.

     The principal business address of each of the Spectrum Offshore Fund, Select Offshore Fund and Master Fund is Bank of Butterfield International
(Cayman) Ltd., Butterfield House, 68 Fort Street, George Town, Grand Cayman, Cayman Islands.

     The principal business address of Partners Group is c/o Partners Group (Guernsey) Limited, Elizabeth House, Les Ruettes Braye, St Peter Port, Guernsey, Channel Islands.

ITEM 2(c).      CITIZENSHIP:

     Each of the Domestic Fund and Crossways Fund is a Delaware limited partnership.

     Each of the Spectrum Offshore Fund, Select Offshore Fund and Select Master Fund is a Cayman Islands exempted company.

     Each of Management LLC, Offshore Management LLC and Advisors LLC is a Delaware limited liability company.

     Partners Group is a company formed in the Channel Islands.

     Each of Douglas Troob and Peter Troob is a citizen of the United States.


      ITEM 4.         OWNERSHIP.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          The Domestic Fund owns 91,525 shares of Common Stock.

          The QP Fund owns no shares of Common Stock.

          The Crossways Fund owns 17,000 shares of Common Stock.

          The Spectrum Offshore Fund owns 566,274 shares of Common Stock.

          The Spectrum Offshore Fund II owns no shares of Common Stock.

          The Select Offshore Fund beneficially owns 200,727 shares of Common Stock.

          The Select Master Fund owns 200,727 shares of Common Stock.

          Coast owns no shares of Common Stock.

          Partners Group owns 274,869 shares of Common Stock.

          Management LLC is deemed to beneficially own the shares of Common Stock beneficially owned by the Domestic Fund and Crossways Fund.

          Offshore Management LLC is deemed to beneficially own the shares of Common Stock beneficially owned by the Spectrum Offshore Fund, Select Offshore Fund and the Select Master Fund.

          Advisors LLC is deemed to beneficially own the shares of Common Stock beneficially owned by the accounts it manages, which includes the shares of Common Stock held by Partners Group.

          Douglas Troob and Peter Troob are deemed to beneficially own the shares of Common Stock beneficially owned by Management LLC, Offshore Management LLC and Advisors LLC.

          Collectively, the Reporting Persons beneficially own 1,150,395 shares of Common Stock.

     (b)  Percent of Class:

          The Domestic Fund's ownership of 91,525 shares of Common Stock represents 0.7% of all the outstanding shares of Common Stock.

          The Crossways Fund's ownership of 17,000 shares of Common Stock represents 0.1% of all the outstanding shares of Common Stock.

          The Spectrum Offshore Fund's ownership of 566,274 shares of Common Stock represents 4.5% of all the outstanding shares of Common Stock.

          The Select Offshore Fund's beneficial ownership (through the Select Master Fund) of 200,727 shares of Common Stock represents 1.6% of all outstanding shares of Common Stock.

          The Select Master Fund's ownership of 200,727 shares of Common Stock represents 1.6% of all the outstanding shares of Common Stock.

          Partners   Group's   ownership  of  274,869  shares  of  Common  Stock
          represents 2.2% of all the outstanding shares of Common Stock.

          Management LLC's beneficial ownership of 108,525 shares of Common Stock represents 0.9% of all the outstanding shares of Common Stock.

          Offshore Management LLC's beneficial ownership of 767,001 shares of Common Stock represents 6.1% of all the outstanding shares of Common Stock.

          Advisors LLC's beneficial ownership of 274,869 shares of Common Stock represents 2.2% of all the outstanding shares of Common Stock.

          Each of Douglas Troob's and Peter Troob's beneficial ownership of 1,150,395 shares of Common Stock represents 9.1% of the outstanding shares of Common Stock.

          Collectively, the Reporting Persons' beneficial ownership of 1,150,395 shares of Common Stock represents 9.1% of the outstanding shares of Common Stock.

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote

                Not applicable.

          (ii)  Shared power to vote or to direct the vote of shares of Common
                Stock:

                The Domestic Fund, Management LLC, Douglas Troob and Peter Troob have the shared power to vote or direct the vote of 91,525 shares of Common Stock owned by the Domestic Fund.

                The Crossways Fund, Management LLC, Douglas Troob and Peter Troob have the shared power to vote or direct the vote of 17,000 shares of Common Stock owned by the Crossways Fund.

                The Spectrum Offshore Fund, Offshore Management LLC, Douglas Troob and Peter Troob have the shared power to vote or direct the vote of 566,274 shares of Common Stock beneficially owned by the Spectrum Offshore Fund.

                The Select Master Fund, Select Offshore Fund, Offshore Management LLC, Douglas Troob and Peter Troob have the shared power to vote or direct the vote of 200,727 shares of Common Stock owned by the Select Master Fund.

                Partners Group, Advisors LLC, Douglas Troob and Peter Troob have the shared power to vote or direct the vote of the 274,869 shares of Common Stock held in an account for the Partners Group.

          (iii) Sole power to dispose or to direct the disposition of shares of Common Stock:

                Not applicable.

          (iv) Shared power to dispose or to direct the disposition of shares of Common Stock:

                The Domestic Fund, Management LLC, Douglas Troob and Peter Troob have the shared power to dispose or to direct the disposition of the 91,525 shares of Common Stock owned by the Domestic Fund.

                The Crossways Fund, Management LLC, Douglas Troob and Peter Troob have the shared power to dispose or to direct the disposition of the 17,000 shares of Common Stock owned by the Crossways Fund.

                The Spectrum Offshore Fund, Offshore Management LLC, Douglas Troob and Peter Troob have the shared power to dispose or to direct the disposition of the 566,274 shares of Common Stock owned by the Spectrum Offshore Fund.

                The Select Master Fund, Select Offshore Fund,
                Offshore Management LLC, Douglas Troob and Peter
                Troob have the shared power to dispose or to direct the disposition of the 200,727 shares of Common Stock owned by the Master Fund.

                Partners Group, Advisors LLC, Douglas Troob and Peter Troob have the shared power to dispose or to direct the disposition of the 274,869 shares of Common Stock held in an account for Partners Group.

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

        See Exhibit B attached hereto.

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP.

        The QP Fund, Spectrum Offshore Fund II and Coast no longer own shares of Common Stock, and therefore are no longer members of the group of Reporting Persons.

ITEM 10.   CERTIFICATION.

By signing below the undersigned certifies that, to the best of its or his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

     After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete, and correct.


Dated:  February 13, 2007


                          TCM SPECTRUM FUND LP

                         By: Troob Capital Management LLC
                             As General Partner


                             By: /s/ Peter Troob
                                 --------------------------------
                                     Peter Troob, Managing Member

                         TCM SPECTRUM FUND (QP) LP
                         By: Troob Capital Management LLC
                                           As General Partner


                             By: /s/ Peter Troob
                                 --------------------------------
                                     Peter Troob, Managing Member

                         TCM CROSSWAYS FUND LP
                         By: Troob Capital Management LLC
                                           As General Partner


                             By: /s/ Peter Troob
                                 --------------------------------
                                     Peter Troob, Managing Member


                         TCM SPECTRUM FUND (OFFSHORE) LTD.



                         By: /s/ Peter Troob
                             -------------------------
                                 Peter Troob, Director


                         TCM SELECT OPPORTUNITIES FUND (OFFSHORE) LTD.



                         By: /s/ Peter Troob
                             -------------------------
                                 Peter Troob, Director


                         TCM SELECT OPPORTUNITIES FUND (OFFSHORE) II LTD.



                         By: /s/ Peter Troob
                             -------------------------
                                 Peter Troob, Director


                         TCM SELECT OPPORTUNITIES MASTER FUND LTD.



                         By: /s/ Peter Troob
                             -------------------------
                                 Peter Troob, Director

                         THE COAST FUND L.P.
                         By:  Coast Offshore Management (Cayman), Ltd.,
                                 Its Managing General Partner

                               By: /s/ Troy Spencer
                                   -------------------------
                                       Troy Spencer, Chief Administrative
                                                     Officer


                         TROOB CAPITAL MANAGEMENT LLC



                         By: /s/ Peter Troob
                             --------------------------------
                                 Peter Troob, Managing Member


                         TROOB CAPITAL MANAGEMENT (OFFSHORE) LLC



                             By: /s/ Peter Troob
                                 --------------------------------
                                     Peter Troob, Managing Member


                         TROOB CAPITAL ADVISORS LLC



                             By: /s/ Peter Troob
                                 --------------------------------
                                     Peter Troob, Managing Member



                         /s/ Douglas M. Troob
                         --------------------
                             Douglas M. Troob


                        /s/ Peter J. Troob
                         -----------------
                            Peter J. Troob

                       PARTNERS GROUP ALTERNATIVE STRATEGIES PCC LIMITED

                       By: Troob Capital Advisors LLC,
                                    As Trading Advisor


                               By: /s/ Peter Troob
                                 --------------------------------
                                       Peter Troob, Managing Member

                                    EXHIBIT A
                             JOINT FILING AGREEMENT

     The undersigned hereby agree that the statement on Schedule 13G with respect to the Common Stock of Constar International Inc. dated as of February 13, 2007 is, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.



Dated:  February 13, 2007


                          TCM SPECTRUM FUND LP

                         By: Troob Capital Management LLC
                             As General Partner


                             By: /s/ Peter Troob
                                 --------------------------------
                                     Peter Troob, Managing Member

                         TCM SPECTRUM FUND (QP) LP
                         By: Troob Capital Management LLC
                                           As General Partner


                             By: /s/ Peter Troob
                                 --------------------------------
                                     Peter Troob, Managing Member

                         TCM CROSSWAYS FUND LP
                         By: Troob Capital 13Management LLC
                                           As General Partner


                             By: /s/ Peter Troob
                                 --------------------------------
                                     Peter Troob, Managing Member


                         TCM SPECTRUM FUND (OFFSHORE) LTD.



                         By: /s/ Peter Troob
                             -------------------------
                                 Peter Troob, Director


                         TCM SELECT OPPORTUNITIES FUND (OFFSHORE) LTD.



                         By: /s/ Peter Troob
                             -------------------------
                                 Peter Troob, Director


                         TCM SELECT OPPORTUNITIES FUND (OFFSHORE) II LTD.



                         By: /s/ Peter Troob
                             -------------------------
                                 Peter Troob, Director


                         TCM SELECT OPPORTUNITIES MASTER FUND LTD.



                         By: /s/ Peter Troob
                             -------------------------
                                 Peter Troob, Director

                         THE COAST FUND L.P.
                         By:  Coast Offshore Management (Cayman), Ltd.,
                                 Its Managing General Partner

                               By: /s/ Troy Spencer
                                   -------------------------
                                       Troy Spencer, Chief Administrative
                                                     Officer


                         TROOB CAPITAL MANAGEMENT LLC



                         By: /s/ Peter Troob
                             --------------------------------
                                 Peter Troob, Managing Member


                         TROOB CAPITAL MANAGEMENT (OFFSHORE) LLC



                             By: /s/ Peter Troob
                                 --------------------------------
                                     Peter Troob, Managing Member


                         TROOB CAPITAL ADVISORS LLC



                             By: /s/ Peter Troob
                                 --------------------------------
                                     Peter Troob, Managing Member



                         /s/ Douglas M. Troob
                         --------------------
                             Douglas M. Troob


                        /s/ Peter J. Troob
                         -----------------
                            Peter J. Troob

                       PARTNERS GROUP ALTERNATIVE STRATEGIES PCC LIMITED

                       By: Troob Capital Advisors LLC,
                                    As Trading Advisor


                               By: /s/ Peter Troob
                                 --------------------------------
                                       Peter Troob, Managing Member

                                    EXHIBIT B

                     IDENTIFICATION OF MEMBERS OF THE GROUP



TCM Spectrum Fund LP
TCM Crossways Fund LP
TCM Spectrum Fund (Offshore) Ltd.
TCM Select Opportunities Fund (Offshore) Ltd.
TCM Select Opportunities Master Fund Ltd.
Partners Group Alternative Strategies PCC Limited
Troob Capital Management LLC
Troob Capital Management (Offshore) LLC
Troob Capital Advisors LLC
Douglas M. Troob
Peter J. Troob